UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 7,2015

ARMCO METALS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34631	26-0491904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1730 S. Ampheltt Boulevard, Suite 230, San Mateo, CA	94402
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 212-7630

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

As previously disclosed in the filings by Armco Metals Holdings, Inc. with the Securities and Exchange Commission, the property, plant and equipment and land use rights of Armco (Lianyungang) Renewable Metals, Inc., an entity organized under the laws of the People's Republic of China and our wholly-owned subsidiary ("Renewable Metals"), were partial collateral for bank loans of RMB50,000,000 (approximately $8,135,373) with the Bank of China Lianyungang Branch. On December 25, 2014, China Orient Asset Management Corporation, an organization authorized by the People’s Bank of China to dispose of bad assets from banks, primarily from the Bank of China, transferred the loan to Lianyungang Chao Yang Construction Development Co., Ltd., an entity organized under the laws of the People's Republic of China ("Lianyungang Chao Yang") and the related collateral was released as of December 31, 2014.On March 6, 2015, Lianyungang Chao Yang agreed to waive 50% of the loan (RMB25,000,000, or approximately $4,060,617), thereby reducing the principal balance to RMB25,000,000 (approximately $4,075,205, accounting for the change in the foreign currency translation of RMB to U.S. dollars) (the "Loan"). In connection therewith, we recognized a one-time gain on forgiveness of debt of $4,081,366. Lianyungang Chao Yang also modified additional terms of the Loan, which included an obligation to make minimum repayments of not less than RMB5,000,000 in April 2015 and thereafter of not less than RMB2,500,000 per month until the maturity date of the Loan on December 31, 2015. At June 30, 2015 we owed $4,092,457 under the Loan (the "Loan Balance"). We have not made the scheduled repayments. On September 7, 2015 we entered into a Guaranty for the benefit of Lianyungang Chao Yang pursuant to which we guaranteed the repayment of the Loan by Renewable Metals.

On September 7, 2015, Lianyungang Chao Yang entered into a Debt Purchase Agreement with Shanghai Wisdom & Wealth Investment & Management Co., Ltd., an entity organized under the laws of the People's Republic of China ("Wisdom & Wealth") pursuant to which Wisdom & Wealth purchased the Loan from Lianyungang Chao Yang and the Guaranty was transferred to Wisdom & Wealth in connection with its acquisition of the Loan.

Thereafter, on September 8,2015 we entered into an Agreement with Wisdom & Wealth pursuant to which, from time to time until the maturity date, Wisdom & Wealth may convert the Loan Balance into shares of our common stock at a conversion price equal to 85% of volume weighed average price (VWAP) for the common stock during the 10 trading days prior to the conversion date, with a floor conversion price of $0.20 per share. The interest which will accruing under the Loan will be repaid by us in cash and is not eligible for conversion into shares of our common stock.

Based upon an estimated conversion price of $0.425 per share on September 8, 2015, if Wisdom & Wealth were to convert all of the Loan Balance it would result in the issuance by us of 9,629,310 shares of our common stock, representing 118% of our currently issued and outstanding shares of common stock and 54% of our common stock giving effect to the issuance. If the Loan Balance was to be converted at the floor conversion price of $0.20 per share, it would result in the issuance by us of 20,462,285 shares of our common stock representing 250% of our currently issued and outstanding common stock and 71% giving effect to the issuance. However, as the conversion price is tied to the market price of our common stock, we cannot presently estimate the ultimate number of shares of our common stock which may be issued upon the conversion of the Loan Balance once it becomes convertible. The conversion of the Loan Balance into shares of our common stock could result in a change of control of our company. Under the terms of the Agreement, Wisdom & Wealth agreed not to exercise any control over our company or otherwise attempt to influence our management and to vote any shares of our common stock it may own on the same proportion as our other stockholders on all matters submitted to a vote of our stockholders.

Accordingly, under Section 713 of the NYSE Company Guide we are required to obtain stockholder approval prior to the issuance of any shares of our common stock upon the conversion of the Loan Balance as the ultimate issuance could be equal to 20% or more of the presently outstanding common stock at a conversion price of less than the greater of book or market value of the stock, and a change of control of our company may occur. We expect to include a proposal approving the issuance of the shares of common stock upon a conversion of the Loan Balance under the terms of the Agreement with Wisdom & Wealth in the proxy statement for our 2015 annual meeting. If we do not receive stockholder approval at the meeting, or if NYSE Regulation otherwise does not approve the listing of the additional shares issuable upon the Loan Balance conversion and the continued listing of our common stock without the need to requalify under the initial listing standards, the Loan Balance will not become convertible until such time as we are able to satisfy the rules of the NYSE MKT.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by the full text of Agreement which is filed as Exhibit 10.33 to this report and incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

(d)          Exhibits.

10.33	Agreement dated September 8, 2015 by and between Armco Metals Holdings, Inc. and Shanghai Wisdom & Wealth Investment & Management Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMCO METALS HOLDINGS, INC.

Date: September 9,2015	By:/s/ Kexuan Yao
Kexuan Yao, Chief Executive Officer

EXHIBIT INDEX

10.33     Agreement dated September 8, 2015 by and between Armco Metals Holdings, Inc. and Shanghai Wisdom & Wealth Investment & Management Co., Ltd.